UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

PART I

NOTIFICATION

This Form 1-K is to provide an [X] Annual Report OR [  ] Special Financial Report

for the fiscal year ended December 31, 2016

ADVANTAMEDS SOLUTIONS USA FUND I INC.
Exact name of issuer as specified in the issuer’s charter

Nevada	47-5326352
Jurisdiction of incorporation/organization	I.R.S. Employer Identification Number

20511 Abbey Drive

Frankfort, IL 60423

Address of principal executive offices

800-511-5925

Telephone number

6% Convertible Preferred Stock

Title of each class of securities issued pursuant to Regulation A

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K, unless such information has been previously reported in a manner permissible under Rule 257. If such information has been previously reported, check this box [  ] and leave the rest of Part I blank.

Not applicable

PART II

INFORMATION TO BE INCLUDED IN REPORT

Item 1. Business

Forward-Looking Statements

This annual report contains forward-looking statements. The Securities and Exchange Commission (the “Commission”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time may contain forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

The factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all such factors. Further, we cannot assess the impact of each factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Description of Business

AdvantaMeds Solutions USA Fund I Inc. (“we”, “our”, “us”, the “Company”) is an “emerging growth company facilitator” to companies operating in the cannabis industry. We plan to lease real estate properties and cannabis production equipment and enter in joint ventures with licensed cannabis companies where we will be an equity stockholder in each company.

Our goal is to act as a business consulting, incubator and accelerator joint venture entity that identifies and leverages the growth potential of startup and early-stage companies in the cannabis industry. Through this unique business model, we intend to radically improve the success rate of the companies that we target, and profoundly increase the number of successful businesses in the cannabis industry, while generating revenues and securing potentially lucrative equity holdings in these companies.

We do not expect to directly engage in the business of producing or selling cannabis, and will not be licensed to do so by any state or any other governmental or regulatory body. Instead, our plan is to lease real property and cannabis production equipment to various third parties or parties in which we may acquire an interest that are engaged in the cultivation and distribution of cannabis. We will not grow, cultivate, manufacture, harvest, distribute or sell cannabis or cannabis-based products.

We have a limited operating history, and we plan to grow our commercial real estate portfolio and operations rapidly. Our future operating results depend on our ability to effectively manage our growth, which is dependent, in part, upon our ability to :

●	stabilize and manage an increasing number of properties and tenant relationships while maintaining a high level of tenant satisfaction and building and enhancing our brand;

●	identify and supervise an increasing number of suitable third parties on which we rely to provide certain services to our properties;

●	attract, integrate and retain new management and operations personnel as our organization grows in size and complexity;

●	continue to improve our operational and financial controls and reporting procedures and systems; and

●	scale our infrastructure to adequately service new properties.

We cannot assure you that we will be able to achieve these results or that we may otherwise be able to manage our growth effectively. Any failure to do so may have an adverse effect on our business and operating results.

Emerging Growth Company Status

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to other public companies. These exemptions include:

●	An exemption from providing an auditor’s attestation report on management’s assessment of the effectiveness of our systems of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	An exemption from complying with any new requirements adopted by the Public Accounting Oversight Board (“PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

●	An exemption from compliance with any other new auditing standards adopted by the PCAOB after April 5, 2012, unless the Commission determines otherwise; and

●	Reduced disclosure of executive compensation.

We will cease to be an “emerging growth company” upon the earlier of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, if any (iii) the date on which we have, during the previous three-year period, issued more than $1 billion of non-convertible debt, or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Government Regulations

The manufacturing, processing, formulating, packaging, labeling, advertising and selling of cannabis-related products is subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission and the Consumer Product Safety Commission. Our activities may also be regulated by various state and local government agencies in the places in which our subsidiaries or partners intend to sell cannabis products and in which such products may be produced and/or distributed. Although we believe that our lease and joint venture targets will be in compliance with all existing regulations, they will be subject to the risk that their products or marketing systems could be found not to be in compliance with applicable laws and regulations.

In addition, we are unable to predict whether our joint ventures will be able to comply with any new legislation or regulations, or amendments to legislation and regulations that may be enacted in the future. New laws or regulations could require the reformation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. The failure by any of the entities in which we may own an interest to comply in a timely manner with all applicable laws and regulations could have a material adverse effect on our business, operations and financial condition.

Employees

As of the date of this annual report, we do not have any full time or part time employees. We currently rely on the efforts of our directors and executive officers to manage our operations. However, we may hire workers on a contract basis from time to time as the need arises.

Bankruptcy, Receivership or Similar Proceedings

None.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our business or financial condition. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting us, our common stock, or our executive officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

We have not generated any revenues since our inception, and sustained net losses of $63,539 and $1,050 for year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015, respectively.

During the year ended December 31, 2016, our operating expenses consisted of $62,841 in general and administrative expenses and $698 in professional fees. During the period from our inception on October 21, 2015 to December 31, 2015, our operating expenses consisted of $1,050 in professional fees.

Our general and administrative expenses for the year ended December 31, 2016 included $57,793 in administrative fees, $3,868 in office and miscellaneous expenses, $713 in travel expenses and $467 in filing fees.

During the year ended December 31, 2016, we incurred a net loss of $64,171 compared to $1,050 in the prior period.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. As of December 31, 2016, we had $301 in cash and total assets, $1,722 in current and total liabilities, a working capital deficit of $1,421 and an accumulated deficit of $65,221.

During the year ended December 31, 2016, we spent $63,499 in net cash on operating activities, compared to $1,050 in net cash spending on operating activities from our inception on October 21, 2015 to December 31, 2015. Substantially all of our spending during the year ended December 31, 2016 was attributable to our net loss for the year.

We have not spent any cash on investing activities since our inception.

During the year ended December 31, 2016, we received $63,800 in net cash from financing activities, all of which was in the form of proceeds from the sale of our 6% convertible preferred stock. We did not receive any cash from financing activities during the prior period.

During the year ended December 31, 2016, our cash increased by $301 due to a combination of our operating and financing activities.

Going Concern

Our financial statements for the year ended December 31, 2016 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Our ability to continue as a going concern for the next 12 months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which we have not been able to accomplish to date, and our ability to obtain additional capital financing from investors. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Until our planned operations can generate sufficient cash flows to sustain operations, we plan to raise additional equity capital to as necessary to fund expenditures. No assurance can be made that these efforts will be successful and sustain our business for a reasonable period of time.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

As of the date of this annual report, the names, ages and positions of our executive officers, directors and significant employees are as follows. Our directors are elected to serve until our next annual meeting of stockholders and until their successors have been elected and qualified. Our officers are appointed to serve until the meeting of our Board of Directors following the next annual meeting of our stockholders and until their successors have been elected and qualified.

Name	Age	Position
Geoffrey Thompson	49	President, Chief Executive Officer, Chief Financial Officer
Patrick Custardo	65	Chief Strategic Officer, Director
Cindy Boerum	63	Chief Operating Officer

Geoffrey Thompson – President, Chief Executive Officer, Chief Financial Officer

Mr. Thompson has been our President, Chief Executive Officer and Chief Financial Officer since our inception on October 21, 2015. He has approximately 18 years of experience in a wide array of business ownership and management endeavors with a focus predominantly in entrepreneurial-based activities involving start-ups and stabilization.

Mr. Thompson founded Accelera Innovations Inc., a public company with its common stock quoted on the OTC Markets under the symbol “ACNV”, in 2008 as serves as its Chairman of the Board. Prior to that, he launched Global Wealth Solutions, a client consulting firm with a heavy focus on strategic investing and advanced finance strategies, in 2005, and it 2008 transitioned it into GWS Financial Services, an advanced strategy financial services firm specializing in estate planning, premium financed life insurance and corporate SERP (Supplemental Employee Retirement Planning). The company also focused on advanced tax strategy and Mr. Thompson created advanced tax structures for PPLI (Private Placed Life Insurance) and PPVI (Private Placed Variable Annuity) which he named the “Horizons-X and Horizons-V”.

Mr. Thompson has been the founder of several start-up companies, including three mortgage companies (Consumer Financial Resource Group, Inc., Streamline Mortgage, Inc., a multi-state correspondent lender, and Presidium Mortgage, Inc., specializing in investment properties) and a title and escrow company (Streamline Title, Inc.). He also founded Streamline Real Estate Investments, LLC. Mr. Thompson’s professional career started in 1993 when he took on the role of finance and insurance manager for Bergstrom Automotive Group in Neenah, Wisconsin.

Mr. Thompson has participated in a wide variety of community based work as well as hosting his own radio show in the Chicago area from 2005 -2008. He also spends time with fledgling entrepreneurs and small business owners in coaching and development as well as financial restructuring for corporate clients in market advancement and turn-around strategies.

Patrick Custardo – Chief Strategic Officer, Director

Mr. Custardo became our Chief Strategic Officer in 2015 prior to joining the company, Mr. Custardo was the owner of Global Medserv, Inc., a regional revenue cycle management (RCM) firm that he grew from a small third-party medical billing company to include consulting and credentialing medical practices, from 2005 to 2013. In conjunction with other health care professionals, he was instrumental in the founding of an Accountable Care Organization. He has been published in a number of health care journals and is regarded as a Medicare expert in the industry.

Previously, from 1981-2004, Mr. Custardo founded and led Sentry Financial Corporation, an investment banking firm specializing in acquisitions and divestitures. From 1978 to 1981, he was the Sr. Vice President of Mergers and Acquisitions with Northern Continental Capital Funds in Chicago, Illinois.

Mr Custardo received his B.Sc. Illinois State University in 1974 and his J.D. from Lewis University College of Law in 1978.

Cynthia Boerum – Chief Operating Officer

Ms. Boerum has been our Advisor since our inception on October 21, 2015, then transitioned to the Chief Operating Officer in September 2016. Since April 2012, she has also acted as the Chief Strategic Officer of Accelera Innovations Inc., a public company with its common stock quoted on the OTC Markets under the symbol “ACNV”. Prior to joining Accelera, from 2009 to 2011, Ms. Boerum was Vice President of Sales and Consultant for Accentia International Outsourcing in Hyberdad, India. The leadership there included national and international sales teams.

Previously, Ms. Boerum held the positions of Vice President of Sales for Opus Healthcare in Austin, Texas from 2004 to 2007 and positioned the company for acquisition by NextGen. She also held the positions of Enterprise Vice President of National Accounts and Sales Manager for the top 32 health organizations nationally at McKesson from 1989 to 2003. During this time she received various top performer awards, not only from McKesson, but also the State of Minnesota. Ms. Boerum received her clinical experience at Shady Grove Adventist Hospital, in Maryland, from 1979 to 1989 and attended the ADN program at Frederick Community College in Maryland.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our directors, executive officers, persons nominated or chosen by us to become directors or executive officers, or any significant employees.

Legal Proceedings

None of our directors, executive officers or persons nominated to become directors or executive officers has been involved in any of the following events during the past five years:

●	the filing by or against such person of any petition under federal bankruptcy laws or any state insolvency law;

●	the appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing; or

●	any conviction in a criminal proceeding (excluding traffic violations and other minor offenses).

Compensation of Directors and Executive Officers

None of our executive officers or directors received any compensation from us during our last completed fiscal year.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information regarding our common stock beneficially owned as of May 1, 2017 for (i) each of our executive officers and directors, (ii) our executive officers and directors as a group and (iii) each stockholder known to be the beneficial owner of 10% or more of our common stock. A person is considered to beneficially own any shares over which such person, directly or indirectly, exercises sole or shared voting or investment power, or over which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our executive officers and directors is exercised solely by the beneficial owner thereof.

For the purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (2)
Common Stock	Geoffrey Thompson (3)	18,000,000	Nil	50
Common Stock	Patrick Custardo (4)	9,000,000	Nil	25
Common Stock	Cynthia Boerum (5)	9,000,000	Nil	25
All Officers and Directors as a Group		36,000,000	Nil	100

(1)	The address of record for all beneficial owners is 20511 Abbey Drive, Frankfort, IL 60423.
(2)	Based on 36,000,000 shares of our common stock issued and outstanding as of May 1, 2017.
(3)	Geoffrey Thompson is our President, Chief Executive Officer and Chief Financial Officer.
(4)	Patrick Custardo is our Chief Strategic Officer and Director.
(5)	Cynthia Boerum is our Chief Operating Officer.

Item 5. Interest of Management and Others in Certain Transactions

The following includes a summary of transactions since our inception on October 21, 2015, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	During the year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015, certain of our expenses were advanced by a related party company. As of December 31, 2016 and 2015, we owed Geoffrey Thompson, our President, Chief Executive Officer, Chief Financial Officer, $1,090 and $1,050, respectively, for expenses paid on our behalf, which are included in due to officer on the balance sheets.

Other than as described above, we have not entered into any transactions with our directors, executive officers, persons nominated for election as a director, promoters, beneficial owners of 10% or more of our common stock, or immediate family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 and 1% of the average of our total assets at year end for the last two completed fiscal years.

Item 6. Other Information

On October 21, 2016, we filed a certificate of correction with the Nevada Secretary of State in order to correct two inadvertent omissions to our articles of incorporation. Those omissions were (a) prescribing the voting powers, designations, preferences, limitations, restrictions and relative rights of our preferred stock, and (b) including standard indemnification provisions. A copy of the certificate of correction is included as Exhibit 2.3 to this annual report.

On January 4, 2017, we filed a certificate of designation  with the Nevada Secretary of State in order to formally designate 500,000 shares of our preferred stock as Series “A” Preferred Stock and the fix the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. A copy of the certificate of designation is included as Exhibit 2.4 to this annual report.

On April 20, 2017, we entered into an equity purchase agreement with five individuals (collectively, the “Sellers”) pursuant to which we agreed to purchase the membership interests held by the Sellers in 14 Colorado limited liability companies and two Arizona limited liability companies in consideration for the aggregate purchase of $15,997,500, subject to adjustment. The purchase price is payable as follows:

●	$150,000 on or before May 5, 2017;
●	$150,000 on or before June 30, 2017;
●	$8,000,000 on or before September 1, 2017;
●	$3,000,000 on or before December 1, 2017; and
●	$4,697,500 on or before February 1, 2018.

A copy of the equity purchase agreement is included as Exhibit 6.2 to this annual report.

Item 7. Financial Statements

ADVANTAMEDS SOLUTIONS USA FUND I INC.

Financial Statements

December 31, 2016 and 2015

1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

AdvantaMeds Solutions USA Fund I Inc.

Report on the Financial Statements

I have audited the accompanying financial statements of AdvantaMeds Solutions USA Fund I Inc. (a Nevada Corporation), which comprise the balance sheets as of December 31, 2015 and 2016, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from October 21, 2015 (inception) to December 31, 2015, and for the year ended December 31, 2016 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these financial statements based on my audit. I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078

2

Opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AdvantaMeds Solutions USA Fund I Inc., as of December 31, 2015 and 2016, and the results of its operations and its cash flows for the period from October 21, 2015 (inception) to December 31, 2015 and for the year ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, the Company is a business that has not yet commenced planned principal operations, plans to incur significant costs in pursuit of planned business operations, has not generated any revenues or profits since inception, and has sustained a net loss of $1,050.00 for the period from October 21, 2015 (inception) to December 31, 2015 and a net loss of $63,539 for the year ended December 31, 2016. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. My opinion is not modified with respect to this matter.

Denver, Colorado

April 14, 2017, except for

Note 9 as to which the date

is April 20, 2017

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078

3

ADVANTAMEDS SOLUTIONS USA FUND I INC.
BALANCE SHEETS
As of December 31, 2016 and 2015

	2016	2015
ASSETS
Current Assets:
Cash	$301	$-

Total current assets	301	-

Deferred offering costs	-	-

TOTAL ASSETS	$301	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Due to officer	$1,090	$1,050
Dividends payable	632	-

Total current liabilities	1,722	1,050

Commitments and contingencies (Note 7)	-	-

STOCKHOLDERS’ DEFICIT
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,000,000 and 0 shares issued and outstanding at December 31, 2016 and 2015	3,600	-
Preferred stock, $0.0001 par value 50,000,000 shares authorized; 6% convertible preferred stock, 500,000 shares authorized; 638 and 0 shares issued and outstanding at December 31, 2016 and 2015	-	-
Additional paid in capital	60,200	-
Accumulated deficit	(65,221)	(1,050)
Total stockholders’ deficit	(1,421)	(1,050)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$301	$-

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements

4

ADVANTAMEDS SOLUTIONS USA FUND I INC.
STATEMENTS OF OPERATIONS
For the Years Ended December31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

	2016	2015

Revenues	$-	$-

Operating expenses:
Professional fees	698	1,050
General and administrative expenses	62,841	-
Total operating expenses	63,539	1,050

Net loss	(63,539)	(1,050)

Preferred stock dividend	(632)	-

Net loss attributed to common stockholder	$(64,171)	$(1,050)

Weighted average common shares outstanding - basic and diluted	36,000,000	-

Net loss per common share - basic and diluted	$(0.00)	$-

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements

5

ADVANTAMEDS SOLUTIONS USA FUND I INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Years Ended December31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Stockholde’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, October 21, 2015 (inception)	-	$-	-	$-	$-	$-	$-

Net loss	-	-	-	-	-	(1,050)	(1,050)

Balance, December 31, 2015	-	-	-	-	-	(1,050)	(1,050)

Common stock issued to founders	36,000,000	3,600	-	-	(3,600)	-	-
Sale of 6% cumulative preferred stock	-	-	638	-	63,800	-	63,800
Preferred stock dividend	-	-	-	-	-	(632)	(632)
Net loss	-	-	-	-	-	(63,539)	(63,539)

Balance, December 31, 2016	36,000,000	$3,600	$638	$-	$62,200	$(65,221)	$(1,421)

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements

6

.

ADVANTAMEDS SOLUTIONS USA FUND I INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(63,539)	$(1,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in due to officer	40	1,050

Net cash used in operating activities	(63,499)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of preferred stock	63,800	-
Net cash provided by financing activities	63,800	-

NET INCREASE IN CASH	301	-

CASH, BEGINNING OF PERIOD	-	-

CASH, END OF PERIOD	$301	$-

CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

See Independent Auditor’s Report and accompanying footnotes, which are an integral part of these financial statements

7

ADVANTAMEDS SOLUTIONS USA FUND I INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

Note 1 – Organization and Basis of Presentation

Organization and Line of Business

AdvantaMeds Solutions USA Fund I Inc. (the “Company”) is a corporation organized on October 21, 2015 under the laws of Nevada. The Company plans to lease real estate properties and cannabis production equipment, and enter in joint ventures with established licensed cannabis companies where the Company will be an equity stockholder in each company. The Company has not yet commenced planned principal operations nor generated revenue as of December 31, 2016. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management.

Revenue and Cost Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. No revenues have been earned or recognized as of December 31, 2016. Expenses are recognized as incurred.

8

ADVANTAMEDS SOLUTIONS USA FUND I INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during the year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015, except for the 638 shares of 6% Convertible Preferred Stock outstanding at December 31, 2016. Due to the net loss incurred during year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015 all instruments convertible into common stock would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss per share for year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015.

Note 3 – Stockholders’ Equity

The Company authorized 150,000,000 shares of capital stock with consists of 100,000,000 shares of common stock, $0.0001 par value per share and 50,000,000 shares of preferred stock, $0.0001 par value per share.

6% Convertible Preferred Stock

The Company has designated 500,000 shares of the preferred stock as 6% Convertible Preferred Stock. Dividends on the 6% Convertible Preferred Stock will be payable on a cumulative basis when, and if declared by the Board of Directors, or an authorized committee of the Board of Directors, at an annual rate of 6.00% on the stated value of $100.00, and a shareholder can sell the shares of 6% Convertible Preferred Stock back to the Company at any time after two (2) years for the full face value of the shares plus any accrued interest, though the Company has no obligation to purchase the shares.

9

ADVANTAMEDS SOLUTIONS USA FUND I INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

All shares of 6% Convertible Preferred Stock must be converted to shares common stock, either in the second, third, fourth or fifth year under the following terms and conditions at the shareholder’s option:

Year 2: (Shareholder Conversion Option)

At any time during the second year of the investment, a shareholder may choose on the first business day of each month to convert each share of the 6% Convertible Preferred Stock into common stock at the market price of the common stock at the time of conversion/closing. The closing price will be the weighted average price of the common stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Year 3: (Shareholder Conversion Option)

At any time during the third year of the investment, a shareholder may choose on the first business day of each month to convert each share of the 6% Convertible Preferred Stock into common stock at the market price minus 2.5% of the common stock at time of conversion/closing. The closing price will be the weighted average price of the common stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Year 4: (Shareholder Conversion Option)

At any time during the fourth year of the investment, a shareholder may choose on the first business day of each month to convert each share of the 6% Convertible Preferred Stock into common stock at the market price minus 5% of the common stock at time of conversion/closing. The closing price will be the weighted average price of the common stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Year 5: (Optional & Mandatory Conversion Option)

At any time during the fourth year of the investment, a shareholder may choose on the first business day of each month to convert each share of the 6% Convertible Preferred Stock into common stock at the market price minus 7.5% of the common stock at time of conversion/closing. The closing price will be the weighted average price of the common stock closing price over the previous 60 days. Fractional interests will be paid to the shareholder by the Company in cash.

Note 4 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues or profits since inception, and has sustained net losses of $63,539 and $1,050 for year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015, respectively. The Company’s ability to continue as a going concern for the next twelve (12) months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and its ability to obtain additional capital financing from investors. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to raise additional equity capital to the Company as necessary to fund expenditures until the Company’s planned principal operations can generate sufficient cash flows to sustain operations. No assurance can be made that these efforts will be successful and sustain the Company for a reasonable period of time.

Note 5 – Related Party Transactions

Certain expenses of the Company for year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015 were advanced by a related party company. As of December 31, 2016 and 2015, the Company owed Geoff Thompson, CEO, $1,090 and $1,050, respectively, for expenses paid on its behalf, which are included in due to officer on the balance sheet.

10

ADVANTAMEDS SOLUTIONS USA FUND I INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

Note 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2016 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model. Because of the impacts of the valuation allowance, there was no income tax expense or benefit for the year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015.

A reconciliation of the differences between the effective and statutory income tax rates for the year ended December 31, 2016 and for the period from October 21, 2015 (inception) to December 31, 2015:

	2016		2015
	Amount	Percent	Amount	Percent

Federal statutory rates	$(21,960)	34.0%	$(357)	34.0%
State income taxes	(3,230)	5.0%	-	0.0%
Valuation allowance against net deferred tax assets	25,190	-39.0%	357	-34.0%
Effective rate	$-	0.0%	$-	0.0%

At December 31, 2016 and 2015, the significant components of the deferred tax assets are summarized below:

	2016	2015
Deferred income tax asset
Net operation loss carryforwards	$25,547	$357
Total deferred income tax asset	25,547	357
Less: valuation allowance	(25,547)	(357)
Total deferred income tax asset	$-	$-

The valuation allowance increased by $25,190 and $357 in 2016 and 2015, respectively, as a result of the Company generating additional net operating losses.

The Company has recorded as of December 31, 2016 a valuation allowance of $25,547, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2016 and 2015.

The Company has net operating loss carry-forwards of $65,639. Such amounts are subject to IRS code section 382 limitations and expire in 2031. The 2016 and 2015 tax years are still subject to audit.

11

ADVANTAMEDS SOLUTIONS USA FUND I INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

Note 7 – Commitments and Contingencies

Equity Purchase Agreement

The Company is currently negotiating an equity purchase agreement with four (4) individuals for the purchase of sixteen (16) limited liability companies incorporated in Colorado and Arizona. The companies provide services, development and equipment for the cannabis industry.

Note 8 – Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its statements of cash flows.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, and classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on its financial statements and disclosures.

12

ADVANTAMEDS SOLUTIONS USA FUND I INC.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2016 and for the Period from October 21, 2015 (inception) to December 31, 2015

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 9 – Subsequent Event

On April 20, 2017, the Company entered into an equity purchase agreement with five individuals (collectively, the “Sellers”) pursuant to which the Company agreed to purchase the membership interests held by the Sellers in 14 Colorado limited liability companies and two Arizona limited liability companies in consideration for the aggregate purchase of $15,997,500, subject to adjustment. The purchase price is payable as follows:

●	$150,000 on or before May 5, 2017;
●	$150,000 on or before June 30, 2017;
●	$8,000,000 on or before September 1, 2017;
●	$3,000,000 on or before December 1, 2017; and
●	$4,697,500 on or before February 1, 2018.

13

Item 8. Exhibits

Exhibit Number	Description

2.1	Articles of Incorporation (1)

2.2	By Laws

2.3	Certificate of Correction *

2.4	Certificate of Designation for 6% Convertible Preferred Stock *

4.1	Investment Subscription Agreement (2)

6.1	Transfer Agent Agreement (3)

6.2	Equity Purchase Agreement *

11.1	Consent of AJ Robbins CPA, LLC *

(1)	Incorporated by reference from our Offering Statement on Form 1-A, filed with the SEC on November 6, 2015.
(2)	Incorporated by reference from our Offering Statement on Form 1-A, filed with the SEC on August 5, 2016.
(3)	Incorporated by reference from our Offering Statement on Form 1-A, filed with the SEC on July 26, 2016

* Filed herewith

SIGNATURES

Pursuant to the requirements Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 1, 2017	AdvantaMeds Solutions USA Fund I Inc.
(Exact name of issuer as specified in its charter)

	By:	/s/ Geoffrey Thompson
Geoffrey Thompson
President, Chief Executive Officer, Chief Financial Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Geoffrey Thompson	President, Chief Executive Officer, Chief Financial Officer	May 1, 2017
Geoffrey Thompson

/s/ Patrick Custardo	Chief Strategic Officer, Director	May 1, 2017
Patrick Custardo

/s/ Cynthia Boerum	Chief Operating Officer	May 1, 2017
Cynthia Boerum